Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

NATIONAL MENTOR HOLDINGS, LLC

This Limited Liability Company Agreement, dated as of June 29, 2006 (this “Agreement”), of National Mentor Holdings, LLC is entered into by its sole member, National MENTOR Holdings, Inc. (the “Member”).

WHEREAS, National Mentor, Inc. (the “Corporation”) was formed as a Delaware corporation on December 16, 1993;

WHEREAS, by unanimous written consent, the board of directors of the Corporation adopted a resolution adopting and approving the conversion of the Corporation to a Delaware limited liability company and adopting this Agreement, and recommending the adoption of such conversion and this Agreement to the sole stockholder of the Corporation, pursuant to Sections 141(f) and 266 of the General Corporation Law of the State of Delaware (the “GCL”);

WHEREAS, by written consent, the Member, as sole stockholder of the Corporation, adopted and approved the conversion of the Corporation to a limited liability company and the adoption of this Agreement pursuant to Sections 228 and 266 of the GCL;

WHEREAS, on the date hereof, the Corporation was converted to a limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), and Section 266 of the GCL (the “Conversion”), by causing the filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) of a Certificate of Conversion to Limited Liability Company (the “Certificate of Conversion”) and a Certificate of Formation (the “Certificate”); and

WHEREAS, pursuant to this Agreement and the Conversion, the Member, as sole stockholder of the Corporation, is admitted as a member of the Company owning 100% of the limited liability company interests in the Company.

The Member does hereby agree as follows:

1.                         Name; Formation. Effective as of the time of the Conversion, (i) the Certificate of Incorporation of the Corporation, and the By-Laws of the Corporation, each as in effect immediately prior to the Conversion, are replaced and superseded in their entirety by the Certificate and this Agreement in respect of all periods beginning on or after the Conversion, (ii) the shares of capital stock of the Corporation issued and outstanding immediately prior to the Conversion are converted to all the limited liability company interests in the Company, (iii) the sole stockholder of the Corporation is hereby automatically admitted as the Member of the Company owning 100% of the limited liability company interests in the Company, (iv) the Member continues the business of the Corporation without dissolution in the form of a Delaware limited liability company governed by this Agreement, and (v) in accordance with Section 18-214(g) of the Act, the Company shall constitute a continuation of the existence of the Corporation in the form of a Delaware limited liability company and, for all purposes of the laws of the State of Delaware, the Company shall be deemed to be the same entity as the Corporation. The name of the Company is National Mentor Holdings, LLC, or such other name as the Member may from time to time hereafter designate.

2.                          Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 18-101 of the Act.

3.                          Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions that the Managers deem necessary or advisable in connection with the foregoing, subject to the provisions of this Agreement.

4.                          Offices; Registered Agent.

a.                          The principal office of the Company, and such additional offices as the Managers may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Managers may designate from time to time.

b.                         The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The Managers may change such registered office and/or registered agent from time to time.

5.                          Member. The mailing address of the Member is 313 Congress Street, 6th Floor, Boston, MA 02210.

6.                          Term. The term of the Company shall commence on the date of filing of the Certificate in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 13 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7.                          Managers. The Member shall be entitled to appoint such number of managers of the Company within the meaning of the Act (a “Manager”) as the Member sees fit. The Company shall initially have four Managers, with the initial Managers being as set forth below:

Gregory Torres

Edward Murphy

John Gillespie

Juliette Fay

The Member may remove any Manager with or without cause at any time and appoint a replacement.

8.                          Powers. The business and affairs of the Company shall be managed by the Managers. Subject to the authority of the Member set forth in this Agreement, the Managers, acting unanimously, shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware.

9.                          Officers. The Managers may, from time to time as they deem advisable, designate natural persons as officers of the Company (“Officers”) or successor Officers and assign titles to any such person. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, subject to the authority of the Managers and Member set forth in this Agreement (including the matters described in Section 17 of this Agreement in respect of which the Member shall have sole authority). Any delegation pursuant to this Section 9 may be revoked at any time by the Managers. An Officer may be removed with or without cause at any time by the Managers.

10.                    Capital Contributions. The Member will make capital contributions to the Company in such amounts and at such times as may be unanimously determined by the Member, which amounts will be set forth in the books and records of the Company.

11.                    Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contributions of the Member.

12.                    Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts as determined by the Member.

13.                    Assignments; Withdrawals. The Member may sell, assign, encumber or otherwise transfer in whole or in part its limited liability company interest at any time to any person or entity. If the Member transfers its limited liability company interest, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, as this Agreement maybe amended or restated, which instrument may be a counterpart signature page to this Agreement or a restatement thereof. If the Member transfers all of its limited liability company interest, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

14.                    New Members. New Members may be admitted to the Company on such terms as may be agreed to by the Member, and in connection with any such admission, this Agreement shall be amended to reflect the name, address and capital contribution (if any) of the additional Member and any changes in membership percentage of the Members in connection with the admission of the additional Member.

15.                    Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following (a) the written consent of the Member, (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (c) at any time there are no members of the Company, unless the Company is continued in accordance with the Act.

16.                    Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member, the Managers nor any officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or officer.

17.                    Amendments. This Agreement may be amended, restated, modified or supplemented from time to time, only upon the unanimous written approval of the Member.

18.                    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

19.                    Authorized Persons. Linda DcRenzo is hereby designated as an “authorized person” within the meaning of the Act and has executed, delivered and filed the Certificate of Conversion to Limited Liability Company of the Company with the Secretary of State of the State of Delaware. Andrew Chvatal is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of Delaware, Andrew Chvatal’s powers as an “authorized person” ceased.

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IN WITNESS WHEREOF, the party hereto hereby executes this Agreement of the Company as of the day and year first above written.

NATIONAL MENTOR HOLDINGS, INC.

By:	/s/ Edward Murphy
Name: Edward Murphy
Title: President and Chief Executive Officer